Exhibit 8.1

Subsidiaries of the Registrant

Subsidiaries	Jurisdiction of Incorporation
Iczoom Electronics Limited (“ICZOOM HK”)	Hong Kong
Ehub Electronics Limited (“Ehub”)	Hong Kong
Hjet Industrial Corporation Limited (“Hjet HK”)	Hong Kong
Components Zone International Limited (“Components Zone HK”)	Hong Kong
Components Zone (Shenzhen) Development Limited (“ICZOOM WFOE”)	PRC
Hjet Shuntong (Shenzhen) Co., Ltd. (“Hjet Shuntong”)	PRC
Shenzhen Hjet Supply Chain Co., Ltd. (“Hjet Supply Chain”)	PRC
Shenzhen ICZoom Electronics Co., Ltd. (“ICZOOM Shenzhen”)	PRC
Shenzhen Hjet Yun Tong Logistics Co., Ltd. (“Hjet Logistics”)	PRC